KUTAK ROCK
                                  A PARTNERSHIP
                       INCLUDING PROFESSIONAL CORPORATION
                          4400 GEORGIA - PACIFIC CENTER
                           133 PEACHTREE STREET, N.E.

                           ATLANTA, GEORGIA 30303-1808


                                February 14, 1992



First Investors Multi-State Insured
         Tax Free Fund - Georgia Series
95 Wall Street
New York, New York 10005-4297

         Re:  Certain Georgia Income Tax Matters

Ladies and Gentlemen:

         We have acted as your special tax counsel in connection with certain matters regarding the First Investors Georgia Insured Tax Free Series (the "Fund"), a separate designated series of First Investors Multi-State Insured Tax Free Fund. Specifically, you have asked us to consider the characterization under the laws of the State of Georgia of certain interest income and anticipated gain to be derived by the Fund. The opinions of the Georgia Public Revenue Code (the "Act") and interpretations thereof, and the assumption that the Fund will be operated in a manner substantially identical to that described in that certain Prospectus contained in Post-Effective Amendment No. 12 to the Registration Statement filed on behalf of the Fund with the United States Securities and Exchange Commission (the "SEC"), which will be used in connection with the offer and sale of interests in the Fund.

         We are of the opinion that dividend distributions from the Fund, to the extent attributable to interest on obligations exempt from federal income tax under the provisions of Section 103 (a) of the Internal Revenue Code of 1986, as amended, (the "Code") issued by the State of Georgia or any political subdivision thereof may be excluded from the calculation of income for purposes of the Act by individuals, estates and trusts. We are further of the opinion that such individuals, estates and trusts may exclude from the calculation of Georgia income tax dividend distributions from the Fund to the extent arrtibutable to interest on obligations of the United States, its territories or possessions or of any authority, commission or instrumentality of the United States exempt from state income tax under federal law. We are, in addition, of the opinion that such individuals, estates and trusts, will not be entitled to exclude from income any dividend distributions from the Fund which are

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attributable  to interest exempt from federal income tax under Section 103(a) of the Code and attributable to obligations issued by any other state or political subdivision thereof. Moreover, it is our opinion that individuals, estates and trusts will not be entitled to exclude from income any net short-term or long-term capital gain attributable to the sale of shares in the Fund or any capital gain dividend received from the Fund.

         Although the application of the Georgia intangible personal property tax to the ownership of shares in the Georgia Series is not clear, we believe that shares in the Georgia Series will be deemed to be taxable intangible property separate from an ownership interest in the underlying tax-exempt Georgia bonds. Further, we believe that the Fund will not be subject to the Georgia intangible personal property tax as a result of holding obligations or evidences of debt of Georgia, its political subdivisions and public institutions because such obligations or evidences of debt are exempt from such tax.

         Further, it is our opinion that corporations may exclude dividend distributions from the Fund which are attributable to interest income exempt from federal income tax under Section 103(a) of the Code from the calculation of Georgia income tax to the extent attributable to obligations issued by the State of Georgia or any political subdivision thereof. We are further of the opinion that corporations may exclude from the calculation of Georgia income tax, dividend distributions from the Fund to the extent attributable to interest on obligations of the United States, its territories or possessions or of any authority, commission or instrumentality of the United States exempt from state income tax under federal law. We are, in addition, of the opinion that
corporations   will  not  be  entitled  to  exclude  from  income  any  dividend distributions from the Fund which are attributable to interest exempt from federal income tax under Section 103(a) of the Code and attributable to obligations issued by any other state or political subdivision thereof. Moreover, it is our opinion that corporations will not be entitled to exclude from income any net short-term or long-term capital gain attributable to the sale of shares in the Fund or any capital gain dividend received from the Fund.

         Please note that this opinion is based upon the provisions of the Act in effect as of the date hereof. Subsequent changes in the Act or in the interpretations thereof could preclude us from rendering a similar opinion in the future. This opinion is intended solely for your benefit and does not constitute personal tax advice to any investor in the Fund. Moreover, we have rendered no opinion regarding the Fund, except as described herein.

         We hereby consent to the inclusion of this opinion as an Exhibit to Post-Effective Amendment No. 12 to the Registration Statement filed on behalf of the Fund with the SEC (the "Registration Statement"), and to the applications and

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registration  statements  filed in accordance  with the  securities  laws of the several states in which shares of the Fund are to be offered. We further consent to the references in the Prospectus accompanying the Registration Statement to our firm and the fact that this opinion has been rendered.

                                            Very truly yours,

                                            /s/ Kutak Rock

                                                Kutak Rock